Exhibit 10.2

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), effective the 25th day of October, 2010, is entered into by and among the following shareholders of AeroGrow International, Inc., a Nevada corporation (“AeroGrow” or the “Company”):  Jack J. Walker (“Walker”), H. MacGregor Clarke (“Clarke”) and J. Michael Wolfe (“Wolfe”) (each a “Guarantor” and together the “Guarantors”)

Recitals

A.           The Guarantors have each individually guaranteed certain corporate obligations of the Company to repay up to an aggregate of $1.5 million in 15% Convertible Notes (the “Notes”) pursuant to a written Guaranty dated October 21, 2010 (the “Guaranty”).  For the purposes of this Agreement, any individual obligation or liability of any of the Guarantors to satisfy or pay an obligation or liability of the Company under the Notes shall be referred to as the “Obligation”.

B.    The Guarantors desire to allocate among themselves in a fair and equitable manner their respective liabilities for the Obligation incurred by any of them.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein below set forth, the parties hereto agree as follows:

1.             Each Guarantor covenants and agrees that he will be liable for and pay his Fair Share, as defined herein, of any Obligation incurred by any Guarantor or Guarantors under the Guaranty.

2.             In the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) in satisfaction of the Obligation, which payment exceeds such Guarantor’s Fair Share as of such date (an “Overpayment”), such Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Guarantor's Aggregate Payments to equal his Fair Share as of such date.

3.             In the event of an Overpayment, the Funding Guarantor shall provide written notice thereof to each of the other Guarantors within 30 days after the date on which the Overpayment is made (the “Overpayment Notice”).  The Overpayment Notice shall state (i) the amount of the payment or distribution made by the Funding Guarantor, (ii) the Fair Share as of the date that such payment or distribution was made and (iii) the Fair Share Shortfall demanded from each Guarantor.  Within 10 days after receipt of an Overpayment Notice, each Guarantor must either (i) submit to the Funding Guarantor the amount of such Guarantor’s Fair Share Shortfall as demanded in the Overpayment Notice or (ii) reply in writing that such Guarantor disputes the amount demanded and provide a detailed explanation thereof.  If the Funding Guarantor and any other Guarantor cannot agree on the amount, if any, owed to the Funding Guarantor within 60 days after the payment or distribution by the Funding Guarantor, then the parties shall submit the matter to mandatory binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. In any such arbitration proceeding, the prevailing party shall be entitled to recover all costs incurred in connection therewith, including attorneys’ fees.

4.   The following definitions shall be used in this agreement:

(a)           “Fair Share” means, as of any date of determination, an amount equal to (i) the Fair Share Percentage multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Guarantors under the Obligation.

(b)           “Fair Share Percentage” means the following percentage as to each Guarantor:

Walker:  62.5%
Wolfe:   25.0%
Clarke:   12.5%

(c)           “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor.

(d)           “Aggregate Payments” means, as of any date of determination with respect to a Guarantor, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by the Guarantor in respect of the Obligation (including any contributions to a Funding Guarantor) minus (ii) the aggregate amount of all payments received on or before such date by the Guarantor from the other Guarantors as contributions under Section 2.

5.             (a)           This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, excluding that body of law known as conflicts of laws.

(b)           If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in force.

(c)           All written notices shall be addressed to the applicable Guarantor as set forth on the signature page hereto.  Written notices shall be deemed given, when addressed to the other party as set forth herein, three days after sent by registered or certified mail, one day after sent by overnight courier of national repute or on the same day when delivered in person or when sent by facsimile, provided that the sending party can provide written evidence of its successful transmission to the applicable facsimile number.  The notification information of either party may be changed by notifying the other party of such change in accordance with this Section 4(c).

(d)           No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights, unless, and then only to the extent of, any written waiver delivered to the other party.

(e)           This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, letters of intent, communications, and understandings (both written and oral) regarding such subject matter.  This Agreement may only be modified by a written document executed by both parties.

(f)           The parties may execute this Agreement in any number of counterparts, each of which will be deemed an original.  An executed counterpart delivered by facsimile or other electronic transmission shall be effective to bind the party delivering such counterpart.

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first above written.

/s/ Jack J. Walker	/s/ J. Michael Wolfe
Jack J. Walker	J. Michael Wolfe

/s/ H. MacGregor Clarke
H. MacGregor Clarke